================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[ ] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: Not applicable.
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
        ------------------------------------------------------------------------



#865784

                 REVISED PRELIMINARY COPY, SUBJECT TO COMPLETION
                             DATED JANUARY 24, 2000


                               ------------------

                               PROXY STATEMENT OF


                                    NBO, LLC

                               ------------------


                             IN CONNECTION WITH THE

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                             OF QUALITY DINING, INC.

To the Shareholders of Quality Dining, Inc.:

           This Proxy Statement is being furnished to holders of common stock, without par value ("Common Stock"), of Quality Dining, Inc. (the "Company" or "Quality Dining") in connection with a solicitation by NBO, LLC ("NBO," "we" or "us") and the other participants described below under "Certain Information Concerning NBO and the Other Participants in the Solicitation." NBO, as the owner of 9.4% of the Company's outstanding Common Stock, is the Company's largest nonmanagement shareholder and the second largest shareholder overall. This Proxy Statement is for use at the 2000 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "2000 Annual Meeting").

           We are soliciting proxies in connection with the 2000 Annual Meeting:


         o for the election of David W. Schostak, Mark S. Schostak and Christopher G. Ellis (collectively, the "NBO Nominees") as Directors of the Company, and


         o in favor of a proposal recommending that the Quality Dining Board of Directors redeem the rights distributed under the Company's "Poison Pill" Rights Agreement dated as of March 27, 1997 ("Poison Pill"), terminate such Rights Agreement and not adopt any new rights agreement unless approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Poison Pill Termination Proposal").

The proposed election of the NBO Nominees and the Poison Pill Termination Proposal are referred to herein collectively as the "Proposals."


           We are making the Proposals to you because we believe that the Company's current business strategy is not the best course of action for you -- the owners of the Company. The continued operation of the Company's assets as a public company is not now producing, and we have no reason to believe that it is




NY2:\854942\10\$B_#10!.DOC\72816.0003
capable of producing in the foreseeable future, a satisfactory return for the Company's shareholders in comparison to either major market indicators or even the "peer group" index chosen by the Company for presentation in its proxy statement. In addition, we are dismayed at the Company's recent entry into agreements with corporate insiders effectively repricing "underwater" options (purchasing from such insider options with exercise prices in excess of the current market price of the Company's shares and issuing to them new options exercisable at the lower, current market price) and granting them the right to substantial cash payments and the vesting of recently-granted restricted stock upon various "change in control" events, including, among others, a sale or other disposition of the Company (which, as discussed below, we have repeatedly suggested). We are suggesting that shareholders be given the opportunity to receive a premium for their Common Stock through a sale of the Company.

                WE BELIEVE THAT A VOTE IN FAVOR OF THE PROPOSALS
                   IS A STEP TOWARD A SALE OF THE COMPANY THAT
                        WILL ALLOW SHAREHOLDERS TO EARN A
                           CASH PREMIUM ON THE COMMON
                           STOCK THEY CURRENTLY HOLD.

           We believe that the current market price of the Common Stock does not reflect the underlying value of the Company's assets. The Company's principal assets are its Burger Kings(TM), Chili's(TM), Gradys's(TM), and Italian dining restaurants and its rental properties. In our view, if these assets were separately valued, the sum of their values (less the Company's debt) would exceed the Company's market capitalization (i.e., that the sum of the parts would have substantially greater value than the whole). We cannot demonstrate this belief to be a fact - that would take an auction of the Company and/or its assets - and that is what we hope to achieve. The principals of NBO have extensive real estate experience and, through an affiliate, operate 63 Burger King(TM) restaurants. Our experience and the sales data made publicly available by the Company with respect to its separate restaurant concepts lead us to believe that, if efficiently run, these restaurants should have substantial value. Because the Company does not report earnings by restaurant concept, we cannot at this time make a meaningful estimate of their separate values. Our belief that such combined value (less the Company's debt) substantially exceeds the Company's market capitalization, however, has led us to acquire 9.4% of the Company's shares, and we think such value can best be unlocked through a sale of the Company.

           In addition, we believe that the Company's low stock price impairs its ability to raise capital through the sale of equity or use its equity as a currency for strategic acquisitions without unacceptable dilution of shareholders. We believe that the Company's ability to make strategic acquisitions is vital to increase efficiencies, margins and cash flows that will offset some of the limitations faced by the Company in its operations as a franchisee (including the fact that franchisors can impose limitations on expansion and marketing as well as other controls). Accordingly, we believe that an acquisition of the Company by a party with the resources to grow the business and make capital investments is needed to fully realize the value of the Company's assets.

           Our objective in sponsoring the Proposals is to influence the Company to deliver this now-unrealized value to shareholders by auctioning itself to the highest bidder through a sale, merger or other disposition, rather than remaining an independent public company. NBO (or one of its affiliates) would expect to be a bidder in any sales process. Although conflicts of interest could arise if the NBO Nominees are elected to the Company's Board of Directors (the "Quality Dining Board"), the NBO Nominees, in their capacity as Directors, intend to act fully in accordance with their fiduciary duties and would not oppose (and would favor) an active auction process that includes appropriate procedural safeguards to ensure that NBO would not receive any preferential treatment. The NBO Nominees believe that the Company's existing operations cannot produce satisfactory results for its shareholders, and that, despite what the Company has told you recently, there are no meaningful prospects for improvement.

           Because the NBO Nominees, if elected, will not constitute a majority of the Quality Dining Board, they cannot assure you that they will succeed in causing an auction of the Company. However, if elected, they would argue to the Board that they have the shareholders' mandate to cause a Company sale. If the Board rejects a sale, at the next annual meeting of shareholders we would seek to elect additional nominees that, together with the NBO Nominees, would constitute a majority of the Quality Dining Board. Similarly, your vote in favor of the Poison Pill Termination Proposal should send a message to the Board that shareholders want impediments to a sale removed.


                         NBO RECOMMENDS THAT YOU VOTE IN
                          FAVOR OF THE NBO NOMINEES AND
                      THE POISON PILL TERMINATION PROPOSAL.


           If elected to the Quality Dining Board, the NBO Nominees will attempt, subject to their fiduciary duties to the Company, to influence the majority of the Quality Dining Board to:


         o remove unwarranted barriers to a sale of the Company, such as the Poison Pill; and

         o auction the Company to the highest bidder through a sale, merger or other disposition of the Company or its assets.

We believe that your Board of Directors should be committed to creating the greatest possible return on your investment. It is our objective that the Quality Dining Board consider any bid made by NBO (or one of its affiliates) or any unrelated third party to acquire the Company or its assets that provides a significant premium over the current market prices of the Common Stock and accept any such bid that creates the greatest value for shareholders.

                     WHY SHOULD YOU VOTE FOR OUR PROPOSALS?
                          WE SEE NO VIABLE ALTERNATIVE.


           Messrs. David and Robert Schostak, two of the NBO Nominees, and NBO's other principals have many years of ownership and operating experience in the restaurant industry, including currently operating, as a franchisee, 63 Burger King restaurants. We believe that we understand the Company's business. As a result of this experience and, for the other reasons described herein, we believe that a sale of the Company to the highest bidder would afford you the only practical opportunity to obtain a significant premium over the current market price. A sale of the Company represents an attractive alternative to awaiting a reversal of the Company's long history of dismal earnings and stock market performance or, perhaps, further declines. We have no reason to believe that there is any significant likelihood of substantial market appreciation for your Common Stock in the foreseeable future. We reach this conclusion in light of management's lackluster performance to date, the absence of any announced change in strategy and what we believe to be the inability of the Company to implement new strategies in the future because of its weak balance sheet (as shown in the Company's most recently filed Form 10-Q, its capital is comprised of nearly three-quarters debt) and feeble stock price.

           We believe that the skill with which the Company's assets are operated is reflected by the Company's performance. The Company's quarterly and annual results for fiscal 1999 show that management was unable to earn a profit, either before or after tax expense; that total revenues, operating income, income before taxes and net income all declined from 1998 results and that operating expenses increased. The Company expressed no comment on these results other than to indicate that the CEO was pleased with cash flow (which was not among the data released). We think that these results indicate the lack of skill with which the Company's assets are managed, and that the comments of the Company's chief executive suggest misplaced satisfaction and a disturbing insensitivity to the continuing losses of shareholders. We are not satisfied and we do not think that management of this Company has demonstrated anything about which to be satisfied. To the contrary, we are disturbed by the Company's performance, what we believe to be the gloomy future of our Company and the complacency and lack of vision shown by its management. We believe that this further demonstrates the need for a change in our Company's structure and operations.


                             YOUR VOTE IS IMPORTANT!
              TO VOTE FOR OUR PROPOSALS PLEASE NOTE THE FOLLOWING:

           No proxy card for use at the 2000 Annual Meeting is included with this Proxy Statement but a gold proxy card will be provided by NBO after the Company notifies shareholders of the matters to be voted upon at the 2000 Annual Meeting. The GOLD PROXY CARD distributed by NBO will be accompanied or preceded by a revised Proxy Statement setting forth the time and location of the 2000 Annual Meeting as announced by the Company.

                 ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT
                   THE 2000 ANNUAL MEETING. THEREFORE, PLEASE
                    DO NOT COMPLETE OR RETURN ANY PROXY CARD
                   SENT TO YOU BY THE COMPANY'S MANAGEMENT OR
                               BOARD OF DIRECTORS.


                        ONLY SUBMIT THE GOLD PROXY CARD.

           You can revoke your proxy (whether such proxy was solicited by NBO or the Company) at any time prior to its use at the 2000 Annual Meeting by submitting to NBO or the Company a written revocation or duly executed proxy bearing a later date. In addition, if you attend the 2000 Annual Meeting in person, you can vote by ballot, thereby canceling any proxy previously given. Proxies may be delivered to NBO, by hand or by mail, at:

                                    NBO, LLC
                             c/o MacKenzie Partners
                            156 Fifth Avenue, P.H. 3
                            New York, New York 10010

           THIS SOLICITATION IS BEING MADE BY NBO IN OPPOSITION TO THE INCUMBENT QUALITY DINING BOARD AND MANAGEMENT OF THE COMPANY.


           This Proxy Statement is first being sent or given to one or more shareholders on or about January 24, 2000. The Company reported in its quarterly report on Form 10-Q for the fiscal quarter ended August 1, 1999, that there were 12,754,996 shares of Common Stock outstanding on September 14, 1999. Unless otherwise indicated, any reference in this Proxy Statement to the percentage of outstanding shares of Common Stock owned by any person was computed based upon this number of outstanding shares. Each share of Common Stock is entitled to one vote.

           NBO's Proxy Statement and a form of proxy will be delivered to holders of at least the percentage of the Company's Common Stock required under applicable law to carry the Proposals. See "Vote Required."

           The Company has indicated in "search notices" distributed to notify brokers of the 2000 Annual Meeting that the 2000 Annual Meeting will take place on Tuesday, March 14, 2000 and that the record date for shareholders to vote at the 2000 Annual Meeting will be January 19, 2000. The Company's By-laws (the "By-laws") provide that the annual meeting of shareholders shall be held at 11:00 a.m. local time at the principal office of the Company or such other place and time as may be fixed by the Quality Dining Board. The Company has not yet announced any place or time for the 2000 Annual Meeting, but we expect that the Company will provide this information in due course. Only shareholders of record at the close of business on the record date for the 2000 Annual Meeting will be entitled to notice of, or to vote at, the 2000 Annual Meeting.


           The By-laws provide that the Quality Dining Board shall be comprised of seven Directors. The Quality Dining Board currently consists of six Directors. At the 2000 Annual Meeting, two of the Company's Directors will be elected for three-year terms or until the election and qualification of each of their successors. In addition, it is our understanding that a vacancy on the Quality Dining Board was created when William R. Schonsheck chose not to stand for reelection at the 1999 Annual Meeting. At the 2000 Annual Meeting we anticipate nominating three people for election to the Quality Dining Board. We are soliciting proxies pursuant to this Proxy Statement to elect to the Quality Dining Board: (i) David W. Schostak and Mark S. Schostak to serve the three-year terms, replacing Arthur J. Decio and Daniel B. Fitzpatrick, both current Directors whose terms will expire at the 2000 Annual Meeting, and (ii) a third nominee of NBO, Christopher G. Ellis, to fill the vacancy described above and serve the remainder of that three-year term expiring in 2002.

           As indicated under "Background and Reasons for the Solicitation" below, the Company's incumbent Directors have rejected our proposals to consider a sale of the Company.

           We have not solicited any offers from any potential acquirers of the Company. We have not been given access to any non-public materials of the Company and have not conducted any other appraisal of the assets of the Company in order to determine a fair price for such a sale. Although, as indicated above, we believe the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation, we have not made or undertaken any formal analyses or reports as to whether shareholder value will be maximized as a result of this solicitation or obtained reports from consultants or other outside parties as to whether the Proposals would have an effect on shareholder value. No assurance can be given that the NBO Nominees would be able to implement their plan if elected to the Quality Dining Board. The NBO Nominees could, in the future, based upon an evaluation of the Company's operations and future plans, decide to pursue another course of action. IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                               MACKENZIE PARTNERS
                            156 FIFTH AVENUE, P.H. 3
                            NEW YORK, NEW YORK 10010
                              CALL: (800) 322-2885
                                OR (212) 929-5500


--------------------------------------------------------------------------------
                                    IMPORTANT


At the 2000 Annual Meeting, NBO seeks to elect three nominees as Directors of the Company.


A VOTE FOR OUR NOMINEES WILL PROVIDE YOU -- THE OWNERS OF THE COMPANY -- WITH AT LEAST THREE REPRESENTATIVES ON THE QUALITY DINING BOARD WHO ARE COMMITTED TO INCREASING SHAREHOLDER VALUE THROUGH A SALE, MERGER OR OTHER DISPOSITION OF THE COMPANY OR ITS ASSETS TO THE HIGHEST BIDDER PURSUANT TO AN AUCTION.
--------------------------------------------------------------------------------

                        OUR REASONS FOR THE SOLICITATION

ECONOMIC VALUE NOT REFLECTED IN MARKET PRICE.


           Quality Dining concluded its initial public offering on March 8, 1994. Trading in the Common Stock closed on that date at a price of $12.25 per share and the Company completed subsequent offerings at $18 and $25 per share. The price of the Common Stock closed at an all-time high of $38.75 per share on May 23, 1996. The Company's market capitalization has lost more than 91% of its 1996 high, plunging from approximately $343 million on May 23, 1996, to approximately $28 million on January 11, 2000. In light of our belief that the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation and what we believe to be the remote likelihood of significant appreciation of the Common Stock in the public market, we believe that a sale of the Company would be the best way for shareholders to realize the maximum value on their investments. We believe that a sale of the Company to the highest bidder would afford you the most attractive opportunity to obtain a significant premium to the current market prices for your Common Stock.


DISMAL STOCK PRICE.


           We believe that this Company's stock price has spiraled downward for far too long. We believe a random choice of investments would have done better, while simple index fund investments have significantly outperformed the "managed" capital of this Company. BASED ON THE COMPANY'S OWN CALCULATION OF CUMULATIVE TOTAL SHAREHOLDER RETURN PRESENTED IN THE COMPANY'S 1999 PROXY STATEMENT, $100 HYPOTHETICAL INVESTMENTS MADE ON MARCH 2, 1994 IN THE NASDAQ MARKET INDEX AND IN AN INDEX OF NASDAQ COMPANIES IN SIC MAJOR GROUP 58 WOULD HAVE GROWN TO $208.68 AND $152.59, RESPECTIVELY, BY OCTOBER 23, 1998. IN CONTRAST, A $100 INVESTMENT IN THE COMPANY MADE ON MARCH 2, 1994 DECLINED, AND WOULD BE WORTH ONLY $20.88 BY OCTOBER 23, 1998 AND WOULD HAVE DECLINED FURTHER, TO $16.61, BY JANUARY 11, 2000. This reflects a destruction of market value, from the close on the date the Company concluded its IPO, of more than $51 million by January 11, 2000.

This disturbing deterioration in value represents nearly 185 percent of the Company's present market capitalization. Perhaps most disturbing is that this performance occurred during a period when the values represented by the S&P 500 INDEX, DOW JONES INDUSTRIAL AVERAGE AND NASDAQ COMPOSITE INDEX ROSE TO 309%, 298% AND 495% of their respective levels on the date the Company concluded its IPO.


THE SOLUTION IS TO EXIT THE PUBLIC MARKETS.

           We believe that the recent phenomenon of formerly public restaurant businesses having left the public markets supports our view that the potential for future market appreciation of the Common Stock is limited. In the last three years, at least 16 public restaurant companies have left the public markets by being acquired. In our view Quality Dining should do likewise.


                YOU HAVE A VOTE IN THE FUTURE OF YOUR INVESTMENT.
                      VOTE FOR THE NBO NOMINEES AND FOR THE
                        POISON PILL TERMINATION PROPOSAL.

           As described below in "Background of this Solicitation," the Quality Dining Board and management have repeatedly rejected our suggestions for increasing shareholder value and dismissed our offers and requests to meet with the Quality Dining Board and provide the benefit of our extensive experience to the Quality Dining Board.

           By running our own slate of nominees, we believe we are giving you, the Company's shareholders, a choice. If you are satisfied with the performance of your Company and its stock price, no doubt you will reelect management's nominees. But, if you - like us - are not satisfied and believe that the Company's shareholders would benefit from diligent efforts to sell the Company at a premium to its current market value through an auction process, and by adding three Directors unaffiliated with the Company's management, we urge you to support the NBO Nominees.


                         BACKGROUND OF THIS SOLICITATION

           NBO, whose members have many years of experience in the real estate and restaurant businesses, acquired the Company's shares with the belief that such shares were undervalued and represented a favorable investment opportunity. While we continue to believe that the shares are undervalued, we do not believe that operating the Company as a public company in the current market climate -- or with the current management team -- can recognize this value.

MARCH 22 MEETING WITH MANAGEMENT.

           On March 22, 1999, David W. Schostak and Mark S. Schostak met with Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer of the Company, and John C. Firth, Executive Vice President, General Counsel and Secretary of the Company, to discuss the Company's businesses and operations (the "March 22 Meeting"). Messrs. David and Mark Schostak left that meeting concerned as to whether the Company was taking all steps possible to increase shareholder value. On March 26, 1999, we filed a Schedule 13D with respect to our shares of Common Stock and voiced our displeasure with the results of our meeting with Mr. Fitzpatrick and Mr. Firth as well as the poor financial performance of the Company.


COMPANY REWARDS INSIDERS WITH VALUABLE BENEFITS.

           Instead of engaging our assistance and tapping our substantial experience in the restaurant industry as a resource to aid in enhancement of shareholder value, we believe that management focused on protecting their own positions, making a sale of the Company less appealing to possible suitors by making it more expensive and directing value to management. For example, on June 1, 1999, the Company, without prior notice to shareholders:


         o entered into Noncompete Agreements with four members of management that provide for substantial lump sum payments to those individuals in the event of a change in control of the Company;


         o repurchased stock options that were "underwater" (i.e., with exercise prices in excess of the current market prices of the Company's shares) from eight officers of the Company and granted them new stock options at much, much lower exercise prices; and


         o granted 103,114 restricted shares that vest immediately upon a change in control, to eight officers of the Company.


           In addition, on August 24, 1999 the Company entered into an employment agreement with John Firth, its Executive Vice President and General Counsel. This agreement provides, among other things, that if Mr. Firth, at his election, terminates his employment at any time within one year of a change in control, he is entitled to a lump sum payment equal to: twice the sum of (a) his then current base salary and (b) the maximum bonus he was then eligible to receive. At his base salary in effect on the date of this agreement, Mr. Firth would be entitled to receive a lump sum of $720,000 if he made such an election after a change of control.

WERE RECENT INSIDER DEALS IN THE SHAREHOLDERS' BEST INTERESTS?

           Two of the Noncompete Agreements were entered into by the Company with James K. Fitzpatrick and Gerald O. Fitzpatrick, the CEO's brothers. Based upon their 1998 compensation, upon a change in control, James and Gerald Fitzpatrick would each be entitled to a payment of no less than $554,000. In order to fully understand this in perspective, consider that such payments to these two individuals and the severance payment to John Firth described above would, in the aggregate, constitute 7% of the Company's entire market capitalization as of January 11, 2000 and would exceed the Company's net income for fiscal 1998 or 1999. In addition, all restricted shares and stock options held by either of these executives would immediately vest upon a change in control, increasing the number of shares that a potential acquiror would be required to purchase in order to acquire the Company (and the cost of doing so), while further enriching these individuals at the expense of the shareholders -- you.


           Did the Company's shareholders realize any value from these new agreements? We are of the firm belief that you did not. The only arguable value we could see would be (i) if such change of control arrangements were necessary to retain these employees and (ii) if it were valuable to retain them. While we cannot demonstrate whether or not such arrangements were necessary to retain these employees, we have our doubts. In any event, in view of the Company's performance under their leadership, we do not believe their retention provides any significant value to us as shareholders of the Company.


REPEATED REQUESTS TO MEET WITH QUALITY DINING BOARD REJECTED.


           Subsequent to the March 22 Meeting, we made several requests in discussions with executive of the Company seeking a meeting with the Quality Dining Board to discuss the future of our Company and possible strategic alternatives. We made one such request during a meeting with the CEO in August 1999, asking that the Company consider engineering a strategic transaction with NBO or an affiliated party. Notwithstanding the Company's continued poor performance and our status as its largest independent shareholder, each and every such request was either ignored or promptly rebuffed.


         In response to the Quality Dining Board's continuing refusal to meet with us, the Company's largest independent shareholder, on October 1, 1999 we sent the following letter:

                                    NBO, LLC
                           25800 Northwestern Highway
                                    Suite 750
                           Southfield, Michigan 48075
                                 (248) 357-6126
                              (248) 357-6116 (Fax)


                                 October 1, 1999


Board of Directors
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545

Dear Directors:

           As you know, NBO, LLC is the holder of 1,200,000 shares, or approximately 9.5%, of Quality Dining's common stock, making us the Company's largest outside shareholder. The principals of NBO are members of the Schostak family who also own a full service real estate development and management company that currently owns and manages more than 7.5 million square feet of retail, commercial and industrial properties in the Midwest, and an entity that owns and operates a Burger King franchise presently consisting of 63 restaurants in the State of Michigan.

           Since March of this year, our representatives have had several discussions with Dan Fitzpatrick, the Company's Chairman, President and Chief Executive Officer, to express their disappointment with Quality Dining's financial performance and stock price and to discuss possible strategic alternatives that we believe would enable Quality Dining to enhance shareholder value. Based upon these discussions and our review of the Company's operating results, it is clear to us that the existing restaurant operations cannot produce a satisfactory result to the shareholders - and there are no meaningful prospects for improvement. It is apparent that the public market has recognized these same realities by according the Company a very dismal stock price. We strongly believe that if a public company cannot enhance shareholder value as an ongoing concern, its Board of Directors is obligated to pursue appropriate "exit strategy" alternatives.

           We are prepared to discuss with you just such a strategic alternative to enhance shareholder value - the acquisition of the Company by NBO or its affiliates. We believe that we could conclude an acquisition of the entire Company at a price per share substantially in excess of current trading prices.

           We are hereby formally requesting that you meet with us with a view toward exploring this alternative for the benefit of all shareholders.

           Although we do not regard our interest in Quality Dining as anything other than "friendly", in view of the importance of these strategic issues, we reserve our right to make an acquisition proposal directly to Quality Dining's shareholders, initiate shareholder proposals in favor of a sale or other disposition of the Company or its assets and/or nominate a slate of directors who would pursue such alternatives.

           We hope that you will grant us a meeting and give due consideration to any proposals we might advance. It bears reiteration that we wish to work with you in developing a plan that will benefit all shareholders and that such a result can best be achieved through mutual cooperation and the exchange of ideas. We look forward to hearing from you at your earliest convenience.


                                                        Very truly yours,

                                                        /s/ David W. Schostak

                                                        David W. Schostak


CC:        Christopher J. Murphy III
           Daniel B. Fitzpatrick
           Ezra H. Friedlander
           Arthur J. Decio
           James K. Fitzpatrick
           Steven M. Lewis


           The Quality Dining Board tersely rejected our request for such a meeting, in a letter, dated October 13, 1999, from John C. Firth, the Company's Executive Vice President and General Counsel, to David W. Schostak, indicating that a meeting would not be productive in that the "Board believes that our existing strategic plan . . . represents the best opportunity to maximize long-term shareholder value." We disagree. In light of the Company's financial and stock price performance, we believe the Quality Dining Board failed to adequately and appropriately address our overtures. We believe that the Quality Dining Board should aggressively consider any and all strategic alternatives to benefit all of the shareholders.


QUALITY DINING SHOULD BE SOLD.

           As a result of the Company's repeated rejections of NBO's requests for meetings to discuss an acquisition proposal, the Quality Dining Board's authorization of Noncompete/Employment Agreements providing for change of control payments and grants of restricted shares and stock options with accelerated vesting on a change in control, and the failure of the Company's management to implement any steps that have resulted, or that NBO believes are reasonably likely to result, in a significant enhancement to the Company's share price, we have determined to seek your votes in support of the Proposals. Each NBO Nominee is committed to maximizing shareholder value by seeking, subject to his fiduciary duties, to promptly effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder. Each presently intends to urge the Company's other Directors to do so, to redeem the Poison Pill and to remove any other barriers to the consummation of such a transaction. The NBO Nominees, if elected, intend to establish an orderly bidding process and diligently pursue the sale, merger or other disposition of the Company in a process that allows all viable bidders full and fair access to information and the opportunity to bid, and would not seek to provide NBO or its affiliates with preferential treatment.

                       INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1:  ELECTION OF DIRECTORS


           We are soliciting your proxy for the election of the NBO Nominees as Directors of the Company after we nominate them at the 2000 Annual Meeting to serve until their successors are duly elected and qualified.

           In accordance with the Company's Articles of Incorporation and By-laws and the Indiana Business Corporation Law, the Company's Board of Directors is to consist of seven Directors, or as may be otherwise determined by a By-Law adopted by a majority of the Quality Dining Board as provided in the Company's Articles of Incorporation. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term. Based on information contained in reports publicly filed by the Company with the Securities and Exchange Commission, six Directors currently serve on the Quality Dining Board. Two of these Directors have terms that expire in 2000 and, according to the Company's 1999 proxy statement, two Directors are to be elected at the 2000 Annual Meeting. In addition, the Quality Dining Board currently has one vacancy for a term to expire in 2002, created when William R. Schonsheck chose not to stand for reelection at the 1999 Annual Meeting. David W. Schostak and Mark S. Schostak, if elected, would serve for the term expiring at the Company's annual meeting of shareholders in 2003. Christopher G. Ellis, if elected, would serve for the term expiring at the Company's annual meeting of shareholders in 2002. If any additional Directorships are to be voted upon at the 2000 Annual Meeting, we reserve the right to nominate additional persons to fill such positions. NBO does not expect that the NBO Nominees will be unable to stand for election but, in the event that any NBO Nominees are unable to do so, shares represented by GOLD PROXY CARDS will be voted for the remaining NBO Nominees. In addition, NBO reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the NBO Nominees.


           If the NBO Nominees are elected and take office as Directors, they intend to discharge their duties as Directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

NBO NOMINEES.


           Each of the NBO Nominees has consented to serve as a Director if elected. There are no arrangements or understandings between any such nominee and any other person pursuant to which he was selected as a NBO Nominee, except that NBO agreed to indemnify Mr. Ellis against certain potential liabilities that could arise out of his serving as an NBO Nominee. Such indemnification was offered to Mr. Ellis by NBO because he is serving as an NBO nominee without compensation or other remuneration from NBO and NBO believes that it should protect him from liability for any claims made against him in this capacity. The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective NBO Nominees.



                                            PRESENT PRINCIPAL OCCUPATION AND PRINCIPAL        NUMBER OF SHARES OF      PERCENT OF
NAME, BUSINESS                              OCCUPATIONS DURING LAST FIVE (5) YEARS;               COMMON STOCK           COMMON
ADDRESS AND AGE                                           DIRECTORSHIPS                               OWNED               STOCK
---------------------------------           ----------------------------------------------    -------------------      -----------
David W. Schostak                           Co-President, Secretary and Director of                1,200,000(1)            9.4%
c/o Schostak Brothers & Company             Schostak Brothers & Company, Inc. (a full
25800 Northwestern Highway                  service real estate development and
Suite 750                                   management company) for more than the past
Southfield, Michigan 48075                  five years; Member of NBO (a company formed
Age 42.                                     to invest in securities of the Company) since
                                            its formation in December 1998; Vice
                                            President, Secretary and Director of King
                                            Venture, Inc. (a franchisee, owner and
                                            operator of Burger King restaurants) for more
                                            than the past five years.

Mark S. Schostak                            President and Chief Executive Officer of King          1,200,000(1)            9.4%
c/o Schostak Brothers & Company             Venture, Inc. for more than the past five
25800 Northwestern Highway                  years; Member of NBO since its formation in
Suite 750                                   December 1998; Senior Vice President and
Southfield, Michigan 48075                  Director of Schostak Brothers & Company, Inc.
Age 38.                                     for more than the past five years.

Christopher G. Ellis                        Capital Structuring Consultant with Savill                     0                N/A
The Old Laundry                             Bevan Butler, Ltd., a financial advisory and
c/o Savill Bevan Butler, Ltd.               management firm, ("Savill") for more than the
Ossington Buildings                         past five years.  Prior to that, from 1984
 No. 6 Grotto Passage                       until  joining Savill in 1992, Mr. Ellis was
London W1M 3JD                              a principal of Ellis Blaker & Co. Ltd. (a
United Kingdom                              financial management firm).  Each of these
Age 36.                                     firms is located in London, United Kingdom.


------------------

         (1) Includes 1,200,000 shares of Common Stock beneficially owned by NBO (as described in "Certain Information Concerning NBO and the Other Participants in the Solicitation" below), representing approximately 9.4% of the outstanding shares of Common Stock.

           All transactions in securities of the Company engaged in by any proposed NBO Nominee herein during the past two years are summarized in Appendix A, which is incorporated herein by reference.


PROPOSAL 2:  POISON PILL TERMINATION PROPOSAL

           NBO proposes, for the reasons stated herein, the adoption by the shareholders of the following resolution:

                     RESOLVED, that it is hereby recommended that the Board of Directors redeem the rights distributed under the Rights Agreement dated as of March 27, 1997, terminate such Rights Agreement, and that any new Rights Agreement shall not be adopted unless approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company.

           The Rights Agreement would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board or deemed "qualified" under that agreement. Although often described as protecting shareholders from coercive or unfair acquisition offers, it has also been argued that poison pill plans have the capacity to deter all acquisition offers that have not been approved by the board, not just coercive offers. NBO believes that these devices, often called "poison pills," serve to insulate management from direct shareholder accountability by making an acquisition or other control transaction unlikely. Our Poison Pill Termination Proposal merely asks that when the Company seeks to "protect" its shareholders through such a "rights plan" that it first asks its shareholders' opinion.

CERTAIN ADVANTAGES AND DISADVANTAGES OF THE POISON PILL TERMINATION PROPOSAL.

           Non-binding. The Poison Pill Termination Proposal is non-binding on the Quality Dining Board; even if it is adopted by the shareholders, the Quality Dining Board would have no obligation to take any action. Further, even if the Quality Dining Board were to follow all of the recommendations contained in the Poison Pill Termination Proposal by terminating the Rights Agreement and not adopting a new rights agreement without shareholder approval, the Quality Dining Board could subsequently seek shareholder approval for a new rights agreement when faced with an uninvited offer to acquire the Company (or even in the absence of such an offer) by calling a special meeting of shareholders for this purpose. The Company would simply incur the modest expenses of calling such a meeting and soliciting shareholder votes.


           Shareholders Oppose Poison Pills. The Company adopted the "Poison Pill" on March 27, 1997, one day after the 1997 annual meeting of shareholders, without approval of the shareholders. As described below, in recent years, shareholders of other public companies have, with increased frequency, taken steps to demonstrate, through the shareholder proposal process, their opposition to unilateral adoption of rights plans by management.

           According to a 1999 report by the Investor Responsibility Research Center, a provider of corporate research ("IRRC"), shareholder proponents submitted 26 anti-pill proposals in 1998, resulting in then-record support by an average of 57.4 percent of shares voted. This report indicated that, as of early 1999, 35 anti-pill proposals had been submitted for 1999. A report by Georgeson Shareholder Communications, Inc. ("Georgeson") reported that among the 17 poison pill recission votes that it monitored in 1999, results were available in 16, and 13 were approved by shareholders. On average, 59 percent of votes cast were in favor of the proposals to rescind the pills. Georgeson is a proxy solicitor and monitored proposals sponsored by institutions and shareholder groups such as labor unions. According to a 1998 report of the IRRC, in 1997, proposals to redeem or permit shareholder voting on poison pills were passed at 13 companies of 23 that were put to a vote, including Bausch & Lomb, CSX, Columbia/HCA Healthcare, Consolidated Natural Gas, Digital Equipment, Fleming, Fluor, Lukens, Mallinckrodt, PLM International, SuperValu, Talley Industries and Wellman. According to the 1999 IRRC report, in 1998, proposals to redeem or permit shareholder voting on poison pills were passed at nine companies, including Avondale Industries, CSX, Consolidated Natural Gas, GRC International, Venator Group, Inc., Jostens and Quaker Oats. Shareholders have opposed poison pills on the grounds that poison pills force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the shareholders. Shareholder proponents further assert that poison pills can pose such an obstacle to a takeover that management becomes entrenched. NBO believes that such entrenchment and the consequential lack of management accountability to shareholders adversely affects shareholder value.

           NBO Believes Poison Pills Insulate Management from Desirable Acquisition Offers that Would be in the Shareholders' Best Interests. NBO believes that it is essential to prevent management entrenchment and that shareholders should be given an opportunity to determine whether or not a poison pill encourages entrenchment and, at the current time is an appropriate mechanism for defending the Company against acquisition bids.

         o NBO believes that poison pills insulate management from the threat of a change in control because they interpose the target's board and provide it with veto power over takeover bids made directly to shareholders, even when the shareholders believe that such bids are in their best interests;

         o NBO believes that a management group that is responsive to its shareholders and, accordingly, seeks to foster corporate growth and shareholder value may be the most effective tool in fighting off abusive takeover bids; and

         o NBO believes that recent actions of the Quality Dining Board in granting change of control benefits to Company executives protect management's positions at the expense of shareholder concerns.


Although since the initial adoption of poison pills in the 1980's there have been several studies of poison pills, there is a lack of consensus that such "rights plans" are effective in obtaining maximum value for shareholders. We believe that the shareholders, as the owners of the Company, should have the right to consider whether a rights plan is appropriate for this Company and the adoption of the Poison Pill Termination Proposal would send a message to the Quality Dining Board that the shareholders believe that the Rights Agreement impedes the creation of shareholder value.


           Other Protections Against Unfair Offers. The Company's Articles of Incorporation (the "Articles") and the Indiana Business Corporation Law provide significant impediments to many forms of unsolicited offers for the Company. The Articles provide that: (i) Directors serve staggered terms, preventing any insurgent shareholder or group of shareholders from gaining a majority of the seats on the Quality Dining Board in a single year; (ii) certain transactions, including business combinations, are in most cases subject to approval by an Independent Majority of Shareholders (as defined in the Articles); and (iii) the Company has authorized for issuance a "blank check" preferred stock that can be used to dilute the ownership or voting power of an acquiror not approved by the Quality Dining Board. The Indiana Business Corporation Law provides: (a) significant limitations on business combinations with a beneficial owner of 10% of a corporation's stock (an "Interested Shareholder") that has not been approved by the corporation's board of directors or, in the case of a person that has been an Interested Shareholder for five years or more, by disinterested shareholders; (b) that once a potential acquirer notifies a corporation of its intention to purchase 20%, 33 1/3% or 50% of its shares, a shareholders' meeting must be held within 50 days for shareholders other than the potential acquiror to vote on whether these "control shares" may exercise voting rights; and (c) that directors may consider certain corporate constituencies other than shareholders in taking action that may relate to a change of control. The Indiana "control share" statute is so strongly worded, in fact, that its effect has been described by Richard A. Posner, a well-known United States Court of Appeals judge, as a "lethal dose" for acquisition offers made to shareholders without approval of the directors. Vast powers are granted to directors under the "control share" statute as well, including the power to bypass the effect of the statute by approving a merger or to set the date of the meeting at which shareholders could provide voting rights. In addition, under Indiana law, the fiduciary duties that the directors owe to shareholders are extremely weak. Not only may directors, in making decisions, consider the welfare of any group that they deem pertinent, but even where the duties do exist, no director is liable for a breach of those duties except upon his or her willful acts or recklessness. In fact, under Indiana law, no matter how high the price of a takeover offer, directors would never be under an obligation to e.g., redeem a poison pill, based on the premium it would provide shareholders. These reductions in director responsibility truly seem to typify "the exception that swallowed the rule." Clearly, this also makes a director nominee's personal points of view and interests of heightened importance in Indiana director elections.


           Suggested Benefits of Poison Pills. It is established under Indiana law that a board of directors may generally adopt a rights plan without shareholder approval and many companies have, in fact, put rights plans in place without shareholder approval. Poison pills are considered extremely potent corporate takeover defense mechanisms. NBO believes that poison pills provide boards of directors vast discretion to effectively reject unsolicited offers made to shareholders and that they thereby provide an opportunity for management entrenchment. It has, however, been argued, that this discretion plays a role in providing boards of directors greater flexibility to act in the interest of their companies. This ability could, in some respects, be aligned with shareholder interests. Commentators and corporate governance experts disagree on the propriety and utility of poison pills, and it is possible that, should the Quality Dining Board follow the recommendations contained in the Poison Pill Termination Proposal, the Quality Dining Board's ability to adopt a poison pill to repel acquisition offers may be impeded due to the procedural constraints on the adoption of rights plans imposed by the Poison Pill Termination Proposal. Proponents of poison pills assert that rights plans enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, thereby giving the board flexibility to explore alternative strategies for maximizing shareholder value. Studies have been reported that support these positions, including studies, cited by IRRC, of the investment banking firm J.P. Morgan Securities, proxy solicitor Georgeson, and professors Robert Comment and G. William Schwert of the William E. Simon School of Business at the University of Rochester, each of which concluded that poison pills are associated with higher premiums to selling shareholders in takeovers. It has been argued that poison pills deter abusive takeover tactics. They also assert that rights plans provide incentives for a potential acquiror to negotiate in good faith with the board, and that such negotiations are likely to maximize value for shareholders by soliciting the highest possible price from the bidder.


           Possible Limits to Available Takeover Defenses. If the Quality Dining Board implemented the Poison Pill Termination Proposal, the Company could subsequently receive an acquisition offer while there is no rights plan in place. For example, a tender offer made to the Company's shareholders could be consummated, if enough shareholders decide to accept the offer, after as few as 20 business days. To adopt such a new rights plan that would give the Quality Dining Board power to veto such an offer under this proposal, if the Poison Pill Termination proposal were adopted in its entirety, the Quality Dining Board would be faced with the procedural necessity of calling a special meeting of shareholders to approve the rights plan. Under the Company's By-laws, the Quality Dining Board would establish a record date of shareholders entitled to vote at such meeting, and the Company would be required to provide such shareholders with at least ten days' prior written notice of the meeting. As a result, to adopt a new poison pill, the Company could have as few as ten days to act. The presence of holders of a majority of the shares entitled to vote at the special meeting would be needed to establish a quorum, and the rights plan would be adopted if the votes cast favoring it exceed the votes cast opposing it. Of course, the Poison Pill Termination Proposal is non-binding, both now and in the future. Accordingly, even if the Quality Dining Board adopted the proposal and eliminated the Company's poison pill at this time, it would not be required to follow such proposal in the future and could therefore adopt a new poison pill without shareholder approval.

                                      * * *

NBO RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE POISON PILL TERMINATION PROPOSAL.

IF OUR NOMINEES ARE ELECTED THEY INTEND TO SUPPORT A REDEMPTION OF RIGHTS DISTRIBUTED UNDER, AND A TERMINATION OF, THE POISON PILL RIGHTS AGREEMENT, TOGETHER WITH A PROHIBITION ON THE ADOPTION OF A NEW RIGHTS AGREEMENT WITHOUT SHAREHOLDER APPROVAL.

                             NATURE OF OUR PROPOSALS

           As stated above, the Poison Pill Termination Proposal is a non-binding recommendation; even if the shareholders adopt the proposal, the Quality Dining Board would not be required to take the recommended action.

                                  VOTE REQUIRED


           The proposed election of Directors requires the affirmative vote of a plurality of the shares of Common Stock of the Company having voting power present in person or represented by proxy and entitled to vote thereon at the 2000 Annual Meeting. Each other proposal voted on at the 2000 Annual Meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

                  METHOD OF COUNTING VOTES AND PROXY PROCEDURES

           Votes will be counted and certified by independent inspectors of election. Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to withhold authority to vote for one or more of the nominees for Director. Indiana law and the Company's By-laws require the presence of a quorum, in person or by proxy, consisting of at least a majority of the outstanding shares of Quality Dining Common at the 2000 Annual Meeting. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, and abstentions, are counted as shares present to establish a quorum, but are not counted as votes cast for or against any proposal.

           If no directions are given and the signed GOLD PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Quality Dining Common represented by any such GOLD PROXY CARD returned unsigned FOR the election of the NBO Nominees, FOR the Poison Pill Termination Proposal, FOR the selection of ___________________ as the Company's auditors and ___________________. NBO knows of no other business to be presented at the 2000 Annual Meeting, but if other matters do properly come before the 2000 Annual Meeting, the attorneys-in-fact appointed in the proxy will use their discretion to vote the shares of Quality Dining Common represented by GOLD PROXY CARDS in accordance with their best judgment on such matters.

                CERTAIN INFORMATION CONCERNING NBO AND THE OTHER
                        PARTICIPANTS IN THE SOLICITATION


           Information is being given herein for (i) NBO, LLC ("NBO"), (ii) David W. Schostak, a natural person and nominee for the Board of Directors of the Company, (iii) Mark S. Schostak, a natural person and nominee for the Board of Directors of the Company, (iv) Jerome L. Schostak, a natural person, (v) Robert I. Schostak, a natural person, and (vi) Christopher G. Ellis, a natural person and nominee for the Board of Directors, who are each a "participant in a solicitation" (collectively, the "Participants") as defined under the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Information is also given for Schostak Brothers & Company, Inc. ("Schostak Brothers") and King Venture, Inc. ("KVI"), who are each "associates", as defined under the proxy rules, of one or more of the participants ("Associates").

           NBO is a Michigan limited liability company. NBO is principally engaged in the business of investing in securities of the Company.

           The present principal occupation of each of David W. Schostak, Jerome
L. Schostak and Robert I. Schostak (collectively, with Mark S. Schostak, the "Schostaks") is participating in the management of Schostak Brothers. The present principal occupation of Mark S. Schostak is participating in the management of KVI. The present principal occupation of Mr. Ellis is as a Capital Structuring Consultant of Savill Bevan Butler, Ltd. In addition, each of the Schostaks is a member of NBO and an officer and a director of KVI. The business address of each of the Participants and the Associates except Mr. Ellis is c/o Schostak Brothers & Company, Inc., 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075. The business address of Mr. Ellis is The Old Laundry, Ossington Buildings, No. 6 Grotto Passage, London W1M 3JD, United Kingdom.

           David W. Schostak, Mark S. Schostak and Robert I. Schostak are brothers and each is the son of Jerome L. Schostak.

           The Participants and their Associates may be deemed to have direct beneficial ownership of the Company's Common Stock ("Shares") as follows:



            NAME                                          NUMBER OF SHARES
            ----                                          ----------------

            NBO                                              1,200,000

            David W. Schostak                                    0

            Mark S. Schostak                                     0

            Jerome L. Schostak                                   0

            Robert I. Schostak                                   0

            Schostak Brothers                                    0

            KVI                                                  0

            Christopher G. Ellis                                 0

           Each of the Schostaks, as a member of NBO, may be deemed to indirectly own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which NBO may be deemed to possess direct beneficial ownership. Each of the Schostaks disclaims beneficial ownership of such Shares for all other purposes.

           None of the Associates indirectly beneficially owns any Shares.

           To the best of the knowledge of the Participants, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies, except as follows: the limited liability company agreement of NBO to which the Schostaks are the sole parties contains provisions whereby its members (i.e., each of the Schostaks) will receive annually a certain percentage of realized and unrealized profits, if any, derived from NBO's investments.

           No Participant or Associate owns any securities of the Company of record but not beneficially.

           None of the Participants or Associates has any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates may be a party.


               CERTAIN INTERESTS IN THE PROPOSALS AND WITH RESPECT
                           TO SECURITIES OF THE ISSUER


           To our knowledge, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among NBO, the other Participants or their respective associates or controlling persons or between NBO or any of the foregoing persons with respect to any securities of the Company except as follows: as described above, the limited liability company agreement of NBO contains provisions whereby its members (i.e., David W. Schostak, Mark S. Schostak, Jerome L. Schostak and Robert I. Schostak, each affiliates of NBO) will receive annually a certain percentage of realized and unrealized profits, if any, derived from NBO's investments.

           NBO, the other Participants, and each of their affiliates and associates, intend to vote any shares of Common Stock that they beneficially own in accordance with the recommendations of NBO set forth herein.


                        PRINCIPAL OWNERS OF COMMON STOCK

           The following table sets forth, as of November 25, 1998, based solely, except as otherwise indicated herein, on the information contained in the Company's definitive Proxy Statement for the 1999 Annual Meeting, the number of outstanding shares of Common Stock beneficially owned by each person known to NBO as of such date to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each Director, each of the executive officers named in the executive compensation table of such definitive Proxy Statement and all executive officers and directors as a group. For purposes of the following table, Daniel B. Fitzpatrick, John C. Firth, James K. Fitzpatrick, William R. Schonsheck and Gerald O. Fitzpatrick are referred to as the "named executive officers."

           Except as otherwise noted in a footnote below, each Director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table. The information with respect to NBO and its affiliates has been provided by the members thereof as of January 12, 2000.


    NAME AND ADDRESS OF INDIVIDUAL OR IDENTITY OF GROUP          NUMBER OF SHARES BENEFICIALLY OWNED         PERCENT OF CLASS
    ---------------------------------------------------          -----------------------------------         ----------------
Daniel B. Fitzpatrick (1)                                                     2,391,755 (2)(3)                    18.8%

John C. Firth                                                                    27,202 (2)(4)                     *


Gerald O. Fitzpatrick                                                           234,872 (2)(5)                     1.9%

James K. Fitzpatrick                                                            350,756 (2)(6)                     2.8%

William R. Schonsheck                                                           432,050 (2)(7)                     3.4%

Jerome L. Schostak
Robert I. Schostak
David W. Schostak
Mark S. Schostak
NBO, LLC
25800 Northwestern Highway
Southfield, MI 48075                                                          1,200,000 (8)                        9.4%

All current Directors and executive officers as a group
(15 persons)                                                                  4,100,184 (2)(9)                    31.5%


--------------------

*        Less than 1%.

(1) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes presently exercisable stock options to purchase 137,746 shares, granted by the Company.

(4) Includes presently exercisable stock options to purchase 21,250 shares, granted by the Company.

(5) Includes presently exercisable stock options to purchase 37,225 shares, granted by the Company.

(6) Includes presently exercisable stock options to purchase 40,268 shares, granted by the Company.

(7) Includes presently exercisable stock options to purchase 57,816 shares, granted by the Company. Also includes 25,000 shares owned by Mr. Schonsheck's spouse.

(8) The individuals listed are members of NBO, a Michigan limited liability company. These individuals share voting and dispositive power with respect to all 1,200,000 shares reported.

(9) Includes presently exercisable stock options to purchase 434,556 shares, granted by the Company.


                          PROXY SOLICITATION; EXPENSES


           Proxies may be solicited by members of NBO and partners and employees of members of NBO by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees of members of NBO and their affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of NBO to their customers for whom they hold shares of Common Stock, and NBO will reimburse them for their reasonable out-of-pocket expenses. In addition, NBO has retained MacKenzie Partners ("MacKenzie") to assist in the solicitation of proxies for a fee of $50,000 plus out-of-pocket expenses. MacKenzie will employ approximately 25 people to solicit the Company's shareholders. In addition to the solicitation of proxies from, and delivery of information to, Quality Dining shareholders, it is contemplated that MacKenzie will provide advisory services as requested pertaining to the solicitation of proxies. NBO also contemplates indemnifying MacKenzie against certain liabilities and expenses relating to the proxy solicitation.

           The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by NBO, will be borne by NBO. NBO estimates such expenses to be $200,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of NBO and its affiliates). The total expenditures incurred to date have been approximately $50,000, to be paid by NBO. NBO does not intend to seek reimbursement from the Company for NBO's expenses.

              SHAREHOLDERS' PROPOSALS IN COMPANY'S PROXY STATEMENT

           Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a shareholder at the 2001 Annual Meeting, to be included in the Company's proxy statement, must be received in writing at the Company's principal executive offices not less than 120 calendar days in advance of the date that the Company's proxy statement was released to security holders in connection with its 2000 Annual Meeting of Shareholders. However, if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

           Proposals should be addressed to the Secretary, 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

Dated:     January    , 2000
                                                    Sincerely,

                                                    Your Fellow Shareholders,

                                                    NBO, LLC
                                                    David W. Schostak
                                                    Mark S. Schostak
                                                    Jerome L. Schostak
                                                    Robert I. Schostak
                                                    Christopher G. Ellis

                                   APPENDIX A

           The following is a summary of all transactions in Company securities by the Participants over the last two years.

           DATE OF TRANSACTION          NATURE OF TRANSACTION                        NUMBER OF SHARES
           -------------------          ---------------------                        ----------------
                 08/11/98             Purchase of Shares by NBO                           50,000
                 08/13/98             Purchase of Shares by NBO                           12,000
                 08/17/98             Purchase of Shares by NBO                           15,000
                 08/18/98             Purchase of Shares by NBO                           15,000
                 08/19/98             Purchase of Shares by NBO                           15,000
                 08/20/98             Purchase of Shares by NBO                            5,000
                 08/25/98             Purchase of Shares by NBO                            5,000
                 08/27/98             Purchase of Shares by NBO                           20,000
                 08/28/98             Purchase of Shares by NBO                           15,000
                 08/31/98             Purchase of Shares by NBO                           50,000
                 09/01/98             Purchase of Shares by NBO                           10,000
                 09/03/98             Purchase of Shares by NBO                           10,000
                 09/04/98             Purchase of Shares by NBO                           50,000
                 09/08/98             Purchase of Shares by NBO                           35,000
                 09/09/98             Purchase of Shares by NBO                           60,000
                 09/10/98             Purchase of Shares by NBO                           25,000
                 09/14/98             Purchase of Shares by NBO                           30,000
                 09/15/98             Purchase of Shares by NBO                           20,000
                 09/16/98             Purchase of Shares by NBO                            5,000
                 09/17/98             Purchase of Shares by NBO                           10,000
                 09/21/98             Purchase of Shares by NBO                           35,000
                 09/23/98             Purchase of Shares by NBO                            5,000
                 09/24/98             Purchase of Shares by NBO                           20,000
                 09/25/98             Purchase of Shares by NBO                            5,000
                 09/29/98             Purchase of Shares by NBO                            5,000
                 09/30/98             Purchase of Shares by NBO                            5,000
                 10/01/98             Purchase of Shares by NBO                           18,000
                 10/02/98             Purchase of Shares by NBO                           10,000
                 10/05/98             Purchase of Shares by NBO                           10,000
                 10/06/98             Purchase of Shares by NBO                           30,000
                 12/02/98             Purchase of Shares by NBO                           25,000



                                      A-1

           DATE OF TRANSACTION          NATURE OF TRANSACTION                        NUMBER OF SHARES
           -------------------          ---------------------                        ----------------

                 12/07/98             Purchase of Shares by NBO                           20,000
                 12/08/98             Purchase of Shares by NBO                           28,000
                 12/09/98             Purchase of Shares by NBO                           27,000
                 12/10/98             Purchase of Shares by NBO                            6,000
                 12/11/98             Purchase of Shares by NBO                          201,500
                 12/14/98             Purchase of Shares by NBO                          105,000
                 12/15/98             Purchase of Shares by NBO                           65,000
                 12/16/98             Purchase of Shares by NBO                           32,000
                 12/17/98             Purchase of Shares by NBO                           35,000
                 12/18/98             Purchase of Shares by NBO                           55,500








                                      A-2